TELUPAY SIGNS MOU WITH XYTRIX TO MANUFACTURE TELUPAY'S "TAP-TAP" BRANDED PAYMENT KIOSKS.

TelUPay International Inc. (OTCQB: TLPY) - Providing secure mobile banking and payment solutions for the developing world.

For immediate release - Dated: March 10, 2015, New York - TelUPay has signed an MOU with Xytrix Systems Corporation to manufacture self-service payment kiosks. Xytrix provides the hardware and TelUPay provides its payment technologies and its aggregator services to enable Filipino consumers to purchase mobile airtime, pay bills, top-up stored value cards for transit systems, convenience stores and restaurants, purchase prepaid electricity and conduct remittances through national remittance operators. Management's goal is to deploy 1,000 kiosks by the second quarter 2016 in strategic locations like convenience stores, call centers, BPO's and the Philippines EPZAs factories, servicing millions of Filipino workers.

"The deployment of self-service payment kiosks is a critical part of our strategy in building out TelUPay's branded "Tap-Tap" service in the Philippines," states Mr. Adrian Ansell, CEO of TelUPay. "Each unit installed will be initially accompanied by a TelUPay representative to introduce the service to the Filipino community. Upon maturity, we expect each kiosk to generate between 120 to 150 transactions a day."  "We are very excited to be the manufacturer of choice for TelUPay's self-service payment kiosks and look forward to a long and fruitful relationship," states Mr. Dan Evangelista, President of Xytrix.

About Xytrix

XYTRIX SYSTEMS CORPORATION was incorporated on July 5, 1999. Its core product lines are Imation Data Storage Products and 3M Visual Systems. Xytrix has developed its core products for the following industries: Telecoms, Public Utilities, Banking, Government, Education and Manufacturing.

Source: http://xytrix.yocal.ph/aboutus.html

About TelUPay International Inc.

TelUPay has developed the next generation of secure mobile banking/payments technology (MBPS) designed for banks, mobile operators, credit card companies, micro-finance and other financial institutions. TelUPay offers customized services and continuously develops new applications that drive new revenue streams for its clients. TelUPay's bank-grade MBPS uses the most secure encryption technology available for both the bank and the end-user. Services include; fund transfers, P2P remittances both domestically and internationally, bill payments, merchant payments, mobile airtime purchases, balance inquiries and a host of other services designed to provide the ultimate convenience to the consumer at the lowest possible cost.

Telupay International Inc. is incorporated in Nevada USA, with operations and partnerships in the Philippines, Indonesia, Peru, Bangladesh, the UK, Guam and Micronesia.

For more information visit www.telupay.com.

Contact Beth at beth@telupay.com or call +63 918 346 0999